Exhibit 99.1

CUI GLOBAL, INC. REPORTS UNAUDITED FIRST QUARTER 2017 FINANCIAL RESULTS

TUALATIN, Ore., May 10, 2017 -- CUI Global, Inc. (NASDAQ: CUI), today reported its unaudited financial results for the three months ended March 31, 2017.

First Quarter 2017 Financial Performance Summary: (Comparisons to Prior Year Period)

•	Quarterly revenue decreased 14% to $17.8 million versus $20.7 million.
•	Quarterly gross profit margin was 32%, as compared to 39%
•	Quarterly consolidated net loss of $(3.9) million or $(0.18) per share versus $(2.7) million or $(0.13) per share.
•	Quarterly adjusted EBITDA was $(3.2) million, as compared to $(1.3) million.
•	Cash and cash equivalents were $3.0 million at March 31, 2017
•	Power and Electromechanical (P&EM) segment unaudited backlog was $19.6 million at March 31, 2017
•	Energy segment unaudited backlog was $14.3 million at March 31, 2017

Recent Business Highlights:

•	CUI Global was awarded a follow-on development contract to study the distribution of unconventional gas, such as biomethane, within the UK’s regional distribution network. The follow-on underscores the company’s close working relationship with a leading Energy industry services provider, DNV GL, to determine the feasibility of deploying a modified GasPT product for residential use.
•	The company announced that OFGEM, the UK’s energy regulator and international energy authority, formally relaxed the accuracy requirement of OFGEM-approved Calorific Value Determining Devices. OFGEM’s decision enables CUI Global to broadly market and sell its GasPT fiscal monitoring solution to gas operators both in the UK and Western Europe;
•	CUI Global was awarded a $1.4 million, follow-on order for additional IRIS-RTU Systems by National Grid;
•	The company announced that it filed a shelf registration statement on Form S-3;
•	CUI Global subsidiary, Orbital Gas Systems North America, was awarded ISO 9001:2008 accreditation;
•	The company subsidiary CUI Inc. successfully deployed its software-defined power solutions (ICE Block) to industry-leading data center operators;
•	CUI Global was awarded a biomethane contract valued in excess of $750,000;
•	The company’s subsidiary, CUI Inc., received a $1.6 million dollar purchase order from a U.S.-based infrastructure installation company that serves retail store environments;
•	CUI Global subsidiary CUI Inc. entered into a worldwide distribution agreement with Arrow Electronics;
•	The company announced gas measurement awards totaling $1.75 million in the UK.

William Clough, president and CEO of CUI Global, stated, “Our first quarter results reflect strong sales growth in our P&EM segment that offset lower order-flow in our Energy segment compared to the year-ago period when we received our largest GasPT order to date. P&EM revenue increased by approximately 5% year-over-year as strengthening industry fundamentals drove demand for our products across a broader distribution base supplemented by a new direct sales win in the U.S. In our Energy segment, we continued to execute on business development activities that are laying the groundwork for greater adoption of our gas technology products. Business activity in this segment is increasing as prospective customers respond favorably to the value proposition of our GasPT product.”

Continued Mr. Clough, “Looking ahead, we see several catalysts on the horizon that put us firmly on a growth trajectory this year. The electronics industry is in the early stages of an upcycle which should create further demand in the market segments we serve. New product and technology introductions, coupled with an expanded distribution footprint and plans to further penetrate geographies in which we have historically been underrepresented, offer us a path to profitable growth.

“In our Energy segment, we are seeing broad-based traction for our GasPT product: the recent regulatory change in the UK expands our addressable market for biomethane applications there and in Western Europe; our collaboration with energy leader ENGIE for both natural gas and biomethane applications across Western Europe, North America and Asia is proceeding well with one opportunity immediately ahead of us. Key reference customers, such as Snam Rete and National Grid, are also helping us to drive more widespread adoption of our gas technology solutions. These and other developments are contributing to an expanding pipeline of opportunities and evidences the gas industry’s growing acknowledgment of our GasPT product as a direct replacement to legacy gas chromatograph technology. Although sales cycles are long, we are working hard to convert more of these opportunities into contract awards in 2017.”

Mr. Clough concluded, “Our P&EM segment generates steady operating cash flow that helps fund our business development activities in the Energy segment where we see the potential to drive highly attractive growth rates and margin expansion over the long term. To increase our operating cash flow, we are undertaking a number of initiatives to improve manufacturing productivity and reduce operating expenses. We are also exploring various balance sheet initiatives that can supplement our credit availability. These measures are intended to ensure that we have the financial flexibility to capture the opportunities before us today and execute our growth strategy.”

First Quarter 2017 Results

For the quarter ended March 31, 2017, CUI Global produced consolidated total revenues of $17.8 million. Total revenues for the first quarter decreased 14% year-over-year, compared to $20.7 million in the first quarter of 2016. For the first quarter, the Power and Electromechanical segment contributed revenues of $13.7 million and the Energy segment contributed $4.2 million. The revenues for the three months ended March 31, 2017 were lower than the comparable period due to lower translated revenue at the Company's UK operations related to the lower value British pound Sterling following Brexit, timing of customer project delivery schedules and the temporary halt of deliveries of gas related metering, monitoring and control systems, including GasPT units in Italy due to a regulatory hurdle. The Italian contract is still in place and the Company expects deliveries to return to previous levels as soon as the regulatory issues are resolved. Partially offsetting the decrease in the Energy segment, was a $0.6 million increase in revenue in the Power and Electromechanical segment in the three months ended March 31, 2017 due to the timing of customer delivery schedules and sell through activity at distributors.

For the three months ended March 31, 2017, the cost of revenues as a percentage of revenue increased to 68% from 61% during the prior-year comparative period. This percentage will vary based upon the power and electromechanical product mix sold, the mix of natural gas systems sold, contract labor necessary to complete gas related projects, the competitive markets in which the Company competes, and foreign exchange rates. The cost of revenues as a percentage of revenue for the Energy segment for the three months ended March 31, 2017 was 69% compared to 56% in the three months ended March 31, 2016 and the cost of revenues as a percentage of revenue for the Power and Electromechanical segment for the three month period ended March 31, 2017 was 68% compared to 64% during the prior-year comparative period. The higher cost percentage in the Energy segment was due to a less favorable product mix during the three months ended March 31, 2017 compared to the three months ended March 31, 2016. As previously noted, the Energy segment was affected by a temporary halt in shipments of higher margin GasPT units to an Italian customer until a regulatory issue can be resolved.

The sales order backlog at March 31, 2017 was a consolidated $33.9 million. Of that, the Power and Electromechanical segment held a backlog of customer orders of approximately $19.6 million and the Energy segment held a backlog of approximately $14.3 million.

Gross profit was $5.7 million, or 32%, for the quarter ended March 31, 2017 versus $8.0 million, or 39%, in the same period of 2016. During the three months ended March 31, 2017, the Power and Electromechanical segment generated gross profit margins of 32%, while the Energy segment generated gross profit margins of 31%. This compares to 36% for the Power and Electromechanical segment and 44% for the Energy segment in the three months ended March 31, 2016.

During the three months ended March 31, 2017, SG&A decreased $0.7 million, compared to the prior-year comparative period. The decrease for the three-month period is largely due to lower bonuses in the Other category and in severance costs incurred in the Power and Electromechanical segment in the three months ended March 31, 2016 for the transition of the R&D team to CUI-Canada and for various positions within the Energy segment that did not recur in 2017. SG&A increased to 48% of total revenue compared to 45% of total revenue during the three-month period ended March 31, 2016.

The company reported a net loss of $(3.9) million or $(0.18) per share (EPS) for the quarter ended March 31, 2017 as compared with a net loss of $(2.7) million or $(0.13) per share in the prior year period. The consolidated net loss for the three months ended March 31, 2017, was primarily the result of lower revenue in the Energy segment related to lower sales of gas related metering, monitoring and control systems, including GasPT, lower gross profit margins in both the Power and Electromechanical segment and the Energy segment, and the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions. In 2017, a lower value of the British pound Sterling due to the recent Brexit vote resulted in lower translated revenue at our U.K. operations, but did not have a significant effect on operating or net loss.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended March 31, 2017 was $(3.3) million. EBITDA for the three months ended March 31, 2016 was $(1.7) million.

As of March 31, 2017, CUI Global held cash and cash equivalents of $3.0 million, a decrease of $(1.7) million since December 31, 2016. Operations, other intangible assets, and equipment, have been funded through cash on hand during the three months ended March 31, 2017.

Conference Call

Management will host a conference call today, May 10, 2017 at 8:30 a.m.ET to discuss these results as well as recent corporate developments. After management’s opening remarks, there will be a question and answer period. To access the call, please dial (888) 734-0328 and provide conference ID 6151472. For international callers, please dial (678) 894-3054. The live webcast of the conference call and accompanying slide presentation can be accessed through the ‘Events & Presentations’ page of the CUI Global Investor Relations website (www.cuiglobal.com).

For those unable to attend the live call, a telephonic replay will be available until May 24, 2017. To access the replay of the call dial (855) 859-2056 or (404) 537-3406 and provide conference ID 6151472. An archived copy of the webcast and slide presentation will also be available on the ‘Events & Presentations’ page of the CUI Global Investor Relations website.

About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com.

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, volatility in foreign currency exchange rates, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited (“Orbital”) and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

Media Contact:	Outside IR contact:
CUI Global, Inc.	LHA
Jeff Schnabel	Jody Burfening/Sanjay Hurry
Main: 503-612-2300	212-838-3777
press@cuiglobal.com	cuiglobal@lhai.com

CUI Global, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2017	2016
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$2,962	$4,617
Trade accounts receivable, net of allowance of $121
and $151, respectively	10,091	9,375
Inventories, net of allowance of $956 and $774, respectively	13,391	13,202
Costs in excess of billings	2,283	2,735
Prepaid expenses and other	2,585	2,174
Total current assets	31,312	32,103

Property and equipment, less accumulated depreciation of
$3,536 and $3,299, respectively	11,057	10,952
Goodwill	20,217	20,125
Other intangible assets, less accumulated amortization of $9,980
and $9,438, respectively	15,867	16,201
Note receivable, less current portion	331	362
Deposits and other assets	119	100
Total assets	$78,903	$79,843

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$7,677	$6,170
Mortgage note payable, current portion	90	89
Capital lease obligation, current portion	26	28
Accrued expenses	4,193	4,542
Billings in excess of costs	2,855	1,977
Unearned revenue	5,675	4,932
Total current liabilities	20,516	17,738

Long term mortgage note payable, less current portion	3,327	3,350
Long term note payable, related party	5,304	5,304
Capital lease obligation, less current portion	12	12
Derivative liability	434	467
Deferred tax liabilities	3,858	4,120
Other long-term liabilities	156	217
Total liabilities	33,607	31,208

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized
no shares issued at March 31, 2017 or December 31, 2016	—	—
Common stock, par value $0.001; 325,000,000 shares
authorized; 20,950,352 shares issued and outstanding at
March 31, 2017 and 20,916,848 shares issued and
outstanding at December 31, 2016	21	21
Additional paid-in capital	150,400	150,174
Accumulated deficit	(99,824)	(95,970)
Accumulated other comprehensive loss	(5,301)	(5,590)
Total stockholders' equity	45,296	48,635
Total liabilities and stockholders' equity	$78,903	$79,843

CUI Global, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)	For the three months ended March 31,
	2017	2016

Total revenues	$17,844	$20,661

Cost of revenues	12,160	12,626

Gross profit	5,684	8,035

Operating expenses:
Selling, general and administrative	8,554	9,238
Depreciation and amortization	552	608
Research and development	610	506
Provision (credit) for bad debt	(27)	7
Other operating expenses	5	—

Total operating expenses	9,694	10,359

Loss from operations	(4,010)	(2,324)

Other income (expense)	46	(76)
Interest expense	(116)	(123)

Loss before taxes	(4,080)	(2,523)

Income tax (benefit) expense	(226)	145

Net loss	$(3,854)	$(2,668)

Basic and diluted weighted average
common shares outstanding	20,949,251	20,878,549

Basic and diluted loss per common share	$(0.18)	$(0.13)

CUI Global, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	For the three months ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,854)	$(2,668)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	236	229
Amortization of intangibles	464	478
Stock and options issued and stock to be issued for compensation, royalties and services	91	289
Unrealized (gain) loss on derivative liability	(33)	108
Provision for (credit to) bad debt expense and returns allowances	(28)	(37)
Deferred income taxes	(294)	3
Inventory reserve	179	122
Non-cash unrealized foreign currency (gains)/losses	(176)	64	(a)
Loss on disposal of assets	5	—

(Increase) decrease in operating assets:
Trade accounts receivable	(643)	3,151
Inventories	(296)	(236)
Costs in excess of billings	475	(1,347)
Prepaid expenses and other current assets	(371)	(36)
Deposits and other assets	(3)	(16)
Increase (decrease) in operating liabilities:
Accounts payable	1,410	(711)
Accrued expenses	(210)	(765)
Unearned revenue	719	258
Billings in excess of costs	847	796
NET CASH USED IN OPERATING ACTIVITIES	(1,482)	(318	)(a)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(198)	(251)
Proceeds from sale of property and equipment	1	—
Investments in other intangible assets	(71)	(133)
Proceeds from notes receivable	19	—
NET CASH USED IN INVESTING ACTIVITIES	(249)	(384)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(3)	(8)
Payments on mortgage note payable	(22)	(21)
Payments on contingent consideration	(61)	(59)
NET CASH USED IN FINANCING ACTIVITIES	(86)	(88)

Effect of exchange rate changes on cash	162	(123	)(a)
Net decrease in cash and cash equivalents	(1,655)	(913)
Cash and cash equivalents at beginning of period	4,617	7,267

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,962	$6,354

(a) Immaterial revision was made to reclassify $64 thousand from effect of exchange rate changes on cash to non-cash unrealized foreign currency gains/losses included as a reconciling item to cash used in operating activities.

Reconciliation of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited (“Orbital”) and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

(in thousands)

	For the Three Months Ended
	March 31,
	2017	2016
EBITDA:
Net (loss)	$(3,854)	$(2,668)
Plus: Interest expense	116	123
Plus: (Benefit) provision for taxes	(226)	145
Plus: Depreciation and amortization	700	707
EBITDA	$(3,264)	$(1,693)

Adjusted EBITDA:
Plus: Provision (credit) for bad debt	$(27)	$7
Plus: Unrealized (gain) loss on derivative	(33)	108
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	91	289
Adjusted EBITDA	$(3,233)	$(1,289)

Adjusted net income (loss):
Net (loss)	$(3,854)	$(2,668)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	298	336
Plus: Stock and options issued and stock to be issued for compensation, royalties and services	91	289
Adjusted net income (loss)	$(3,465)	$(2,043)

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